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                                                  Exhibit 10.1

101 East Washington Street                        First Western
P.O. Box 1488                                     Bancorp, Inc.
New Castle, PA 16103-1488
Telephone: (412) 652-8550


NEWS RELEASE

Date:     December 20, 1995 - Release No. 229

Contact:  Robert H. Young                         Dan Pecchia
          Senior Vice President - Finance    or   IRA THOMAS ASSOCIATES
          Secretary and Treasurer                 (216) 793-3000
          FIRST WESTERN BANCORP, INC.
          (412) 652-8550

                                                 FOR IMMEDIATE RELEASE

FIRST WESTERN REAUTHORIZES STOCK REPURCHASE PROGRAM

NEW CASTLE, Pa., (December 20, 1995) - First Western Bancorp, Inc. (NASDAQ:FWBI) announced that its Board of Directors reauthorized a common stock repurchase program that was first established on July 18, 1995 but scheduled to expire on December 31, 1995.

A total of 35,000 shares have been repurchased to date against an original 250,000 share authorization.

The reauthorization permits the repurchase of up to 3 percent, or approximately 235,000 shares, of the Company's 7.8 million currently outstanding shares of common stock from time to time at current market prices from available corporate funds.

The program, which will purchase shares through a broker or in blocks in accordance with applicable rules of the Securities and Exchange
Commission, will hold repurchased shares in treasury for general corporate purposes including reissue into the Company's dividend reinvestment plan and various employee benefit plans. Such authorization expires on December 31, 1996, unless extended by Board action.

The Board and management of First Western believe that this program is in the best interests of the Company and that such purchases are an attractive investment for a portion of the Company's available funds.

First Western Bancorp, Inc., a $1.6 billion multi-bank holding company based in New Castle, Pa., is the parent of First Western Bank, N.A. a full-service bank; First Western Bank, F.S.B., a federal savings bank and First Western Trust Services Co., a full-service trust company.

First Western's 42 community banking offices are located in seven
Pennsylvania counties (Lawrence, Mercer, Beaver, Erie, Allegheny,
Venango and Butler) and two Ohio counties (Ashtabula and Lake). The Company employs more than 600 people.

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